Exhibit 2.2

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this "Agreement") is dated as of October 31, 2007 and is entered into by and among —

Sterling Construction Company, Inc. ("SCC;")

Fisher Sand and Gravel Co. ("FSG;")

Richard H. Buenting ("Mr. Buenting;") and

Comerica Bank as escrow agent (the "Escrow Agent.")

Each of the foregoing parties is sometimes referred to herein as a "Party" and together they are sometimes referred to as the "Parties."  SCC, FSG and Mr. Buenting are sometimes each referred to herein as a "Depositor" and together as the "Depositors."  FSG and Mr. Buenting are sometimes herein referred to together as the "Sellers."

Background

Pursuant to a Purchase Agreement dated as of October ____, 2007 among SCC, FSG, Mr. Buenting and Thomas Fisher (the "Purchase Agreement") SCC has agreed to purchase and FSG and Mr. Buenting have agreed to sell certain members' interests in Road and Highway Builders, LLC and all of the shares of capital stock of Road and Highway Builders Inc.  Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Purchase Agreement.

In order to secure a portion of the Sellers' indemnity obligations in the Purchase Agreement, SCC is entitled to deposit with the Escrow Agent at the Closing five million three hundred thousand dollars of the cash payable to the Sellers at the Closing (the "Escrow Amount.")

Accordingly, for and in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Establishment of the Escrow.

1.1.	On the date hereof, SCC has delivered the Escrow Amount to the Escrow Agent.

1.2.	The Escrow Amount shall be held in escrow in the name of the Escrow Agent or its nominee, subject to the terms and conditions set forth in this Agreement.

2.	Investment of, and Amounts Earned on, the Escrow Amount.

2.1.
The Escrow Agent agrees that it shall invest the Escrow Amount in United States Government securities or securities of agencies of the United States Government that are guaranteed by the United States Government unless the Depositors, from time to time, otherwise instruct the Escrow Agent by a notice in accordance with Section 8 to invest in any other securities, provided that such other securities are of a type in which the Escrow Agent generally invests in the ordinary course of its business when acting as a trustee or an escrow agent.  The investments authorized by the foregoing sentence are sometimes referred to herein as the "Permitted Investments."

2.2.	The Permitted Investments shall initially mature no later than eighteen months following the Closing Date.

2.3.
The Escrow Agent is authorized to sell the necessary portion of any Permitted Investments to make any distributions required to be made pursuant to this Agreement or to make any permitted deduction from the Escrow Amount.  The Escrow Agent is authorized to invest any otherwise un-invested cash in any money market mutual fund that it makes available and that is rated at the time of purchase within the two highest classifications established by at least one national rating service, including a money market mutual fund advised by the Escrow Agent or by any of its affiliates, and a money market fund in which interest is paid to the escrow account net of any bank fee.

2.4.
It is understood and agreed that the Escrow Agent or one of its affiliates may receive a fee for its services as investment advisor to such a fund and that it, or an affiliate, may receive a so-called "12b-1" fee for other services provided to such fund.  It is agreed that the Escrow Agent, or its affiliate, may retain any such fees received with respect to the assets of such fund, and any conflict of interest which might arise from such investment is hereby waived by the Depositors.

2.5.
Any dividends or interest paid on the Escrow Amount shall be deposited with, or retained by, the Escrow Agent as an addition to the Escrow Amount; shall be treated in the same manner as the Escrow Amount; and shall be taxable in equal portions to the Sellers.

3.	Claims Against the Escrow Amount.

3.1.
At any time or times prior to the Expiration Date (as defined in Section 5.1, below) SCC may make one or more claims against the Escrow Amount for amounts due for indemnification under the Purchase Agreement (each a "Claim" and together the "Claims").  SCC shall give notice to the Sellers and the Escrow Agent in writing of each Claim, and shall include therein a brief description of the amount and nature of the Claim.  Each such notice delivered to the Escrow Agent by SCC shall contain a representation by SCC to the effect that SCC has delivered a copy of the notice to the Sellers prior to, or simultaneously with, its delivery to the Escrow Agent.

3.2.
Upon receipt of a Claim by the Escrow Agent, the Escrow Agent shall make a record of the amount of the Claim set forth in the notice of the Claim, or if the Claim is unliquidated, SCC's good faith estimate of the amount of the Claim (the "Set Aside Amount.")  In the event SCC notifies the Escrow Agent in writing that it has made out-of-pocket expenditures and/or anticipates that it will in the future incur out-of-pocket expenditures such as accounting (but not legal) expenses in connection with any Claim with respect to which SCC is entitled to be indemnified under the Purchase Agreement, the amount of such incurred and/or anticipated expenditures shall be added to, and become a part of, the Set Aside Amount.  The Set Aside Amount will be placed by the Escrow Agent in a separate account or accounted for separately by the Escrow Agent from the balance of the Escrow Amount.

3.3.	No distribution shall be made by the Escrow Agent of any of the Set Aside Amount with respect to a Claim until either —

3.3.1	The Claim has been resolved as evidenced by a written notice executed by the Depositors instructing the Escrow Agent as to the distribution of the Set Aside Amount or portion thereof; or

3.3.2
With respect to disputed Claims, the dispute shall have been resolved or otherwise finally adjudicated in a non-appealable manner and the Escrow Agent shall have received a certified copy of the adjudication.

3.4.
In the event that it shall be agreed in writing by the Depositors or determined through adjudication that SCC is not entitled to indemnification with respect to the Claim or with respect to a portion thereof, the Set Aside Amount or portion thereof to which SCC is not entitled shall be returned to the account holding the Escrow Amount, or if the Expiration Date shall have occurred, shall be distributed as provided in Section 5, below, as the case may be.

3.5.
If the amount in the notice referred to in Section 3.3.1, above, or the amount of the final judgment referred to in Section 3.3.2, above, exceeds the Set Aside Amount, the excess shall be drawn from the then remaining Escrow Amount, if any, and paid to SCC together with the Set Aside Amount.

Escrow Agreement

3.6.
If the amount of a Claim exceeds the aggregate value of the Escrow Amount, including any Set Aside Amount then held by the Escrow Agent, the Escrow Agent shall have no liability or responsibility for any such excess.

4.
Distributions.  Distributions authorized hereunder of any portion of the Escrow Amount shall be made by check payable to the order of the Party entitled thereto if the amount thereof is one hundred thousand dollars or less and by wire transfer of immediately available funds if the amount thereof is more than one hundred thousand dollars provided that the Escrow Agent shall have been give written wire transfer instructions by the distributee thereof.

5.	Termination.

5.1.
This Agreement shall terminate at 5:00 p.m. Central Time on the last day that banks in Texas are open for business of the eighteenth full calendar month following the Closing Date (the "Expiration Date") provided that there are then no outstanding Claims as to which the Escrow Agent has received notice pursuant to Section 3, above.  The Depositors shall notify the Escrow Agent in writing of the date of the Closing.  If any Claims are outstanding on the Expiration Date, then this Agreement shall continue in effect with respect to an amount in cash equal to one hundred fifty percent of the sum of —

5.1.1	The amount of any then existing Set Aside Amounts; and

5.1.2	The amount specified in any notice of a Claim delivered to the Escrow Agent on or prior to the Expiration Date with respect to which no Set Aside Amount has yet been established.

5.2.	The balance of the Escrow Amount, if any, shall be distributed in equal shares to the Sellers.

5.3.
Upon the resolution of all Claims, if any, outstanding on the Expiration Date, the Escrow Agent shall distribute the then remaining Escrow Amount to the Sellers in equal shares, and this Agreement shall thereupon terminate.

6.	The Escrow Agent.

6.1.
The Escrow Agent shall promptly dispose of all or any part of the Escrow Amount as directed by written instructions signed by the Depositors, subject to the other provisions of this Section 6 in its entirety.

6.2.
In the administration of the escrow account hereunder, the Escrow Agent may execute any of its powers or perform any of its duties hereunder directly or through agents or attorneys and may consult with counsel, accountants and other professionals to be selected in good faith and retained by it.

6.3.
The Escrow Agent shall not be liable for any act or failure to act under this Agreement, or in connection herewith, including any negligent act of the Escrow Agent, except that the Escrow Agent shall be liable for its own gross negligence or willful misconduct.  The Escrow Agent shall at its option be entitled to refuse to comply with any disagreeing or adverse claims or demands during the continuance of such disagreement and may refrain from delivering any item affected thereby without becoming liable to any Depositor or to any other person due to its failure to comply with such demands until (a) all rights of the adverse claimants (including any third parties making an adverse claim) have been finally adjudicated by a court having jurisdiction of the parties and the items affected thereby, after which time the Escrow Agent shall be entitled to act in conformity with such adjudication; or (b) all differences shall have been adjusted by agreement and the Escrow Agent shall have been directed in writing signed by the Depositors and all other persons making adverse claims or demands, at which time the Escrow Agent shall be protected in acting in compliance therewith.  The rights of the Escrow Agent under this Section 6 are cumulative of all other rights it may have by law or otherwise.

Escrow Agreement

6.4.
The Escrow Agent shall not be liable for, and each of SCC and the Sellers shall jointly and severally indemnify the Escrow Agent for and hold it harmless against, any losses, liability, damages, expense or claims (including reasonable out-of-pocket expenses and in-house or outside counsel fees) arising out of any action by the Escrow Agent taken or omitted in good faith hereunder or upon the advice of counsel, accountants or other professionals engaged by the Escrow Agent, or arising from any claims, controversies or legal proceedings in connection with this Agreement.  It is the express intent of the parties that the indemnity provided for in this Escrow Agreement is to indemnify the Escrow Agent from the consequences of its own negligence (but not the Escrow Agent’s gross negligence or willful misconduct) whether that negligence is the sole or concurring cause of the loss, liability, damage or cost.  The obligations of the Depositors to the Escrow Agent hereunder shall be performable at the office of the Escrow Agent in Dallas, Texas, and shall survive the termination of this Agreement for any reason whatsoever.  It is the intention of the parties hereto that the Escrow Agent shall never be required to use or advance its own funds or otherwise incur personal financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.

6.5.
Notwithstanding anything to the contrary in this Agreement, in no event shall the Escrow Agent be liable for special, indirect or consequential damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action in which such loss or damages are sought.  The Escrow Agent may decline to act and shall not be liable for failure to act if it is in doubt as to its duties under this Agreement.

6.6.
The Escrow Agent may act upon any instrument or signature reasonably believed by it to be genuine and may assume that any person reasonably believed by the Escrow Agent to be authorized to give any notice or instruction hereunder has been duly so authorized, and the Escrow Agent shall not incur any liability for following the instructions therein contained or expressly provided for herein.

6.7.
The Escrow Agent’s duties shall be determined only with reference to this Agreement and applicable laws, and the Escrow Agent is not charged with knowledge of, or any duties or responsibilities in connection with, any other document or agreement, including the Purchase Agreement, except for the defined terms therein that are used in this Agreement.

6.8.
The Escrow Agent shall have the right at any time to resign hereunder by giving written notice of its resignation to the Depositors pursuant to Section 8, at least thirty days prior to the date specified for such resignation to take effect.  In such event, the Depositors shall appoint a successor escrow agent within the thirty-day period, but if they fail to do so, the Escrow Agent may appoint a successor escrow agent, which shall in no event be any of the Depositors.  Upon the effective date of its resignation, the Escrow Agent shall deliver the Escrow Amount then held by it hereunder to such successor escrow agent against a written receipt therefor or as otherwise shall be designated in writing by the Depositors.

6.9.
In the event that the Escrow Agent is at any time confronted with inconsistent or conflicting claims or demands by one or more of the Depositors, the Escrow Agent shall have the right to interplead those Parties in a court of competent jurisdiction situated in the State of Michigan and to request that such court determine the respective rights and obligations of the Parties with respect to this Agreement and upon doing so, the Escrow Agent shall be released from any obligations or liability to any of the Depositors as a consequence of any such claims or demands.

Escrow Agreement

6.10.
Nothing in this Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as a fiduciary or otherwise in any jurisdiction other than the State of Texas.  The Escrow Agent shall not be responsible for, and shall not be under a duty to examine, inquire into, or pass upon, the validity, binding effect, execution or sufficiency of this Agreement or of any amendment or supplement hereto.

6.11.
Any corporation into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any corporation to which substantially all of the corporate trust business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Agreement without further act by any of the Parties; and provided, further, that this Agreement is entered into with Comerica Bank, a Michigan banking corporation (for purposes of this Section 6.11, the "Merged Bank").  The Merged Bank has been or will be merged with and into Comerica Bank, a Texas banking association (for purposes of this Section 6.11, the "Surviving Bank").  The undersigned hereby acknowledge and agree that any reference in this Agreement to Comerica Bank, a Michigan banking corporation, shall mean Comerica Bank, a Texas banking association, as successor by merger to the Merged Bank.

6.12.	The Escrow Agent shall have no obligation to prepare any applicable tax return (local state or federal) in connection with the Escrow Amount except as to the Escrow Agent's own income.

7.	Compensation of the Escrow Agent.

7.1.
The Depositors shall compensate the Escrow Agent for its services hereunder in accordance with the Escrow Agent’s fee schedule attached hereto as Schedule I, one-half of which shall be payable by SCC and the other one-half of which shall be payable in equal shares by each of the Sellers, provided however, that if the Escrow Agent performs extraordinary services not contemplated herein it shall receive reasonable, additional compensation therefor, the payment of which shall be a joint and several obligation of the Depositors.

7.2.
If any of the Depositors fails to pay any fee or make any reimbursement to the Escrow Agent within thirty days of receipt of an invoice or notice thereof, the Escrow Agent may pay the same out of the Escrow Amount.  To the extent that the payment of a Depositor's share of fees and/or expenses is made out of the Escrow Amount pursuant to this Section 7.2 the amount thereof shall be deducted by the Escrow Agent from any amount thereafter becoming distributable to such Depositor.

8.
Notices.  All notices, including Claims and other communications under this Agreement shall be in writing and shall be given to a Party either (a) by hand delivery to such Party against a receipt therefor; or (b) by a nationally-recognized delivery service with instructions to provide next-business-day delivery and proof of delivery to such Party at the following addresses:

If to SCC at: 20810 Fernbush Lane Houston, Texas 77073 Attention: Joseph P. Harper, Sr., President	With a copy to: Roger M. Barzun, Esq. 60 Hubbard Street Concord, Massachusetts 01742
If to Mr. Buenting at: 4145 Lone Tree Lane Reno, NV 89511	With a copy to: Carl M. Hebert, Esq. 202 California Avenue Reno, NV 89509

Escrow Agreement

If to FSG at: Fisher Industries 3020 Energy Drive Dickinson, ND 58602-1034 Attention: Thomas Fisher, President	With a copy to: Tim Priebe, Esq. General Counsel Fisher Industries 3020 Energy Drive Dickinson, ND 58602-1034

If to the Escrow Agent at:
Cliff Langwith
Vice President, Comerica Bank
Wealth & Institutional Management
Institutional Trust & Retirement Services
8850 Boedeker Street, 5th Floor
Dallas, TX 75225
or
P.O. Box 226405
Dallas, TX 75222-6405

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice.  Any notice shall be deemed delivered when received by the Party to which it is addressed, as evidenced by a receipt signed by such Party or its representative, or by the evidence of delivery furnished by the courier service.

CUSTOMER NOTICE REQUIRED BY THE USA PATRIOT ACT

To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires all financial institutions to obtain, verify, and record information that identifies each person (whether an individual or organization) for which a relationship is established.

What this means to you:  When you establish a relationship with Comerica Bank, we will ask you to provide certain information (and documents) that will help us to identify you.  We will ask for your organization’s name, physical address, tax identification or other government registration number and other information that will help us to identify you.  We may also ask for a certificate of incorporation or similar document or other pertinent identifying documentation for your type of organization.

We thank you for your assistance.

9.	Other Matters.

9.1.	No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.2.
Succession and Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the Parties named herein and their successors and permitted assigns.  No Depositor may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Depositors except that SCC (a) may assign any or all of its rights and interests hereunder to one or more of its Affiliates; (b) may collaterally assign any or all of its rights and interests under this Agreement to its institutional or bank lender or lenders, or to any agent representing such lenders from time to time; and (c) may designate one or more of its Affiliates to perform its obligations hereunder, in any or all of which cases, SCC nonetheless shall remain responsible for the performance of all of its obligations hereunder..

9.3.	Amendments. No amendment of any provision of this Agreement shall be valid unless it shall be in writing and signed by all of the Parties hereto.

Escrow Agreement

9.4.
Waivers.  To be enforceable, the waiver of any term or condition hereof must be in writing and signed by the Party to be bound thereby.  Failure by a Party to insist upon strict compliance with any term, covenant or condition, or to exercise any right contained herein shall not be deemed a waiver of such term, covenant, condition or right; and no waiver or relinquishment of any term, covenant, condition or right at any one or more times shall be deemed a waiver or relinquishment thereof at any other time or times.

9.5.
Severability.  Each provision of this Agreement to the extent possible shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or part of a provision of this Agreement is finally declared to be invalid or incapable of being enforced by any tribunal of competent jurisdiction, it shall be deemed automatically adjusted, if possible, to conform to the requirements for validity, but if such adjustment is not possible, it shall be deemed deleted from this Agreement as though it had never been included herein.  In either case, the balance of any such provision or part of this Agreement shall remain in full force and effect.  Notwithstanding the foregoing, however (a) no provision shall be severed if it is clearly apparent under the circumstances that a Party would not have entered into this Agreement without such provision; and (b) no such adjustment shall increase the cost of this Agreement to a Party or reduce any amount payable to a Party.

9.6.	Expenses. Each of SCC and the Sellers will pay their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.7.	Construction.

9.7.1
The Parties agree that they have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

9.7.2
The words "hereof," "herein," "hereunder," "this Agreement" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and they refer to this Agreement as it exists at the time any issue arises with respect to it.  The words "include," "includes," "including" and words of similar import shall mean considered as part of a larger group and not limited to any one or more enumerated items.

9.7.3	The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7.4	References herein to actions taken or to be taken by the Depositors (in the plural) shall mean all three of the Depositors.

9.8.
Governing Law.  This Agreement shall be governed by, and construed in accordance with, the domestic Laws of the State of Michigan without giving effect to any choice or conflict of Law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Michigan.

9.9.
Submission to Jurisdiction.  Each of the Parties submits to the jurisdiction of state or federal court sitting in the State of Michigan in any action or proceeding arising out of, or relating to, this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each Party also agrees not to bring any action or proceeding arising out of, or relating to, this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other Party with respect thereto.  Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 14, above, or by registered or certified mail, return receipt requested.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity in any court of competent jurisdiction.

Escrow Agreement

9.10.
Entire Agreement.  This Agreement together with the exhibits and schedules identified in this Agreement, all of which are incorporated herein by this reference and made a part hereof, constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

9.11.
JURY TRIAL WAIVER.  EACH OF THE UNDERSIGNED ACKNOWLEDGES THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED.  EACH OF THE UNDERSIGNED, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL OF ITS OR HIS CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT.

9.12.
Counterparts.  This Agreement, any amendment of this Agreement and any instructions given to the Escrow Agent by the Depositors may be executed in any number of counterparts, each of which counterparts shall be enforceable against the Party executing such counterpart, and all of which together shall constitute but one and the same instrument.  This Agreement, any amendment of this Agreement and any instructions given to the Escrow Agent by the Depositors when signed by a Party may be delivered by telecopier or other facsimile transmission or via e-mail in portable document format as if such Party had executed and delivered an original manually signed counterpart.

[The following page is the signature page of this Agreement]

Escrow Agreement

In Witness Whereof, the parties hereto have executed this Agreement as of the date first set forth above.

Sterling Construction Company, Inc.		Comerica Bank

By:	/s/ Patrick T. Manning	By:	/s/
	Patrick T. Manning		Name:
	Chairman & Chief Executive Officer		Title:

Fisher Sand & Gravel Co.

By:	/s/ Amiel Schaff	/s/ Richard H. Buenting
	Name: Amiel Schaff	Richard H. Buenting
Title: Treasurer

_________________________

Escrow Agreement

SCHEDULE I

COMERICA BANK ESCROW AGENT FEE SCHEDULE

Acceptance Fee	$2,000

Legal Fees
Out-of-pocket expenses incurred by the Bank for the services of legal counsel to review the Escrow Agreement and any related documents will be billed to the customer.

Minimum Annual Base Fee	$6,000

Market Value Fee	0.0005 (5 basis points)
Applied to the balance of all non-Comerica cash related assets (see below).

Cash Sweep Fee
All cash will be invested in the AIM Treasurer’s Series Trust Premier Portfolio and a 50 basis point sweep fee will be netted against the earnings.  Please note that Comerica may receive a servicing fee for non-proprietary money market funds.

Extraordinary Services
Any other special services not contemplated at the inception of the Escrow appointment or not specifically covered in this schedule will be invoiced at a flexible rate of $75 or $200 per hour.  The rate is dependent upon the nature of the work, degree of risk and grade of employee involved.

ACCEPTANCE

Comerica Bank		Sterling Construction Company, Inc.

By:	/s/	By:	/s/ Joseph P. Harper, Sr.
	Name:		Joseph P. Harper, Sr.
	Title:		President & Chief Operating Officer

Fisher Sand & Gravel Co.

By:	/s/ Amiel Schaff		/s/ Richard H. Buenting
	Name: Amiel Schaff		Richard H. Buenting
Title: Treasurer

Escrow Agreement